Filed Pursuant to Rule 433
Registration No. 333-134931
Registration No. 333-134931-01
Free Writing Prospectus
Dated October 27, 2006
*NEW ISSUE* $962.6MM HART 2006-B
LEADS/BOOKS: BarCap/ABN            Co’s: BAS/DB/SocGen
SELLER & SERVICER: Hyundai Motor Finance Company

Cls	$Amt-mm	S&P/M/F	WAL	L-Final	Bench+Talk	Yield	Coupon	Dollar
A-1	239.000	A-1+/P-1/F1+	0.33	11/15/07	IntL-4	5.34763	5.34763	100
A-2	225.000	AAA/Aaa/AAA	1.10	9/15/09	EDSF+0	5.317	5.25000	99.98984
A-3	249.000	AAA/Aaa/AAA	2.15	4/15/11	IntS+1	5.169	5.11000	99.99096
A-4	130.000	AAA/Aaa/AAA	3.53	5/15/13	IntS+10	5.212	5.15000	99.97922
B	43.800	AA/Aa2/AA	3.07	5/15/13	IntS+14	5.25	5.19000	99.98963
C	41.800	A/A2/A	3.00	5/15/13	IntS+20	5.31	5.25000	99.99341
D	34.000	BBB/NR/BBB	2.63	5/15/13	IntS+35	5.481	5.41000	99.97640
EXPECTED SETTLE: November 3, 2006
FIRST PAYMENT DATE: December 15, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.
This has been prepared solely for informational purposes. It is not an offer, recommendation of solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.
For more information about Barclays Capital, please visit our web site at http://www.barcap.com.